Exhibit 99.1

INSPRO TECHNOLOGIES CORPORATION

AMENDED AND RESTATED COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS

Amended and restated effective December 13, 2011:

The compensation of the Company’s non-employee directors shall be as follows:

•	$1,000 meeting fee through December 31, 2011 and $1,500 meeting fee thereafter for each director for each meeting of the Board attended in person or via conference telephone.

•	$500 meeting fee for each committee member for each meeting of a committee of the Board, attended in person or via conference telephone.

The Company shall reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings, in accordance with the Company’s expense reimbursement policies in effect from time to time.